Morgan, Lewis & Bockius LLP
2020 K Street, NW
Washington, District of Columbia 20006-1806
Tel. +1.202.373.6000
Fax: +1.202.373.6001
www.morganlewis.com

June 26, 2015

Nuveen California Municipal Value Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Nuveen California Municipal Value Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel to the Nuveen California Municipal Value Fund, Inc. (the “Fund”), a Minnesota corporation, in connection with Post-Effective Amendment No. 2 to the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 26, 2015 (the “Registration Statement”), with respect to the registration of 2.5 million shares of common stock (the “Shares”) of the Fund. You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Minnesota dated as of a recent date, as to the existence and good standing of the Fund;

(b)	A certificate executed by the Secretary of the Fund, certifying as to, and attaching copies of the Fund’s Articles of Incorporation and By-Laws, and the resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares (the “Resolutions”);

(c)	an opinion of counsel executed by Dorsey & Whitney LLP, special Minnesota counsel to the Fund, dated June 26, 2015; and

(d)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the

Almaty    Astana    Beijing    Boston    Brussels     Chicago    Dallas    Dubai    Frankfurt    Harrisburg    Hartford    Houston    London     Los Angeles    Miami    Moscow

New York     Orange County    Paris    Philadelphia    Pittsburgh    Princeton    San Francisco    Santa Monica    Silicon Valley    Tokyo    Washington    Wilmington

Nuveen California Municipal Value Fund, Inc.

June 26, 2015

Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have also assumed that the By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the State of Minnesota and we express no opinion with respect to the laws of any other jurisdiction. As to all matters governed by the laws of the State of Minnesota, we are relying, with your consent, solely upon the opinion of Dorsey & Whitney LLP dated June 26, 2015 which is also being filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications and assumptions in that opinion. Further, we express no opinion as to the securities laws of the State of Minnesota.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and Registration Statement, as described under the captions Plan of Distribution – Distribution Through At-the-Market Transactions, will be validly issued, fully paid and nonassessable by the Fund.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP